Exhibit 99.4

October 18, 2024

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	707 Cayman Holdings Limited – Registration Statement on Form F-1
Request for Waiver and Representation Under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, 707 Cayman Holdings Limited, a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s filing on the date hereof of its registration statement on Form F-1 (the “Registration Statement”) relating to the initial public offering (“IPO”) of the Company’s ordinary shares. This letter respectfully requests a waiver of the requirements of Item 8.A.4 of Form 20-F (“Item 8.A.4”).

The Registration Statement contains combined consolidated financial statements for the two years ended September 30, 2022 and September 30, 2023, in each case prepared in accordance with accounting principles generally accepted in the United States of America, and unaudited condensed combined and consolidated financial statements for the six months ended March 31, 2023 and 2024.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements as of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and in effect as of the date hereof, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any interim period subsequent to March 31, 2024.

3.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the fiscal year ended September 30, 2024 will be available until after December 31, 2024

5.	In no event will the Company seek effectiveness of its Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing this representation as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4.

Sincerely,

/s/ Cheung Lui
Cheung Lui, Chief Executive Officer and Executive Director